                                                                    Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 11, 2002, except as to Note E which is as of March 1, 2002, relating to the financial statements, which appears in the 2001 Annual Report to Shareholders of The J.Jill Group, Inc., which is incorporated by reference in The J.Jill Group, Inc.'s Annual Report on Form 10-K for the year ended December 29, 2001. We also consent to the incorporation by reference of our report dated February 11, 2002, except as to Note E which is as of March 1, 2002, relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.




/s/ PricewaterhouseCoopers LLP

Boston, MA
July 22, 2002